                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                 by and between

                             Wisdom Holdings, Inc.
                           (A DELAWARE CORPORATION),

                      Wisdom Holdings Acquisition Corp. I,
                           (A DELAWARE CORPORATION),

                     Wisdom Holdings Acquisition Corp. II,
                           (A DELAWARE CORPORATION),

                       Gentle Dental Service Corporation,
                          (A WASHINGTON CORPORATION),

                                      and

                          Dental Care Alliance, Inc.,
                            (A DELAWARE CORPORATION)

                                OCTOBER 15, 1998

                               TABLE OF CONTENTS

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
        ARTICLE I  THE MERGER............................................................................  1
             1.1.  The Merger............................................................................  3
             1.2.  ParentCo Merger Committee.............................................................  3
             1.3.  Effective Date and Effective Time.....................................................  3
             1.4.  Time and Place of Closing.............................................................  3
             1.5.  Stockholders' Agreements..............................................................  3
             1.6.  Combined Operations...................................................................  3

       ARTICLE II  MERGER CONSIDERATION; MANNER OF CONVERTING SHARES.....................................  4
             2.1.  Merger Consideration..................................................................  4
             2.2.  Dissenting Stockholders...............................................................  4
             2.3.  Rights as Stockholders; Stock Transfers...............................................  4
             2.4.  Fractional Shares.....................................................................  4
             2.5.  Anti-Dilution Provisions..............................................................  5
             2.6.  Conversion of Rights..................................................................  5

      ARTICLE III  EXCHANGE OF SHARES....................................................................  6
             3.1.  Exchange Procedures...................................................................  6

       ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF GDSC................................................  7
             4.1.  Organization, Standing and Authority..................................................  8
             4.2.  Subsidiaries..........................................................................  8
             4.3.  GDSC Capital Stock....................................................................  8
             4.4.  Corporate Power.......................................................................  9
             4.5.  Corporate Authority...................................................................  9
             4.6.  Consents and Approvals; No Defaults...................................................  9
             4.7.  Financial Reports and Regulatory Documents............................................  9
             4.8.  Legal Proceedings..................................................................... 10
             4.9.  Regulatory Matters.................................................................... 10
            4.10.  Compliance with Laws.................................................................. 11
            4.11.  Material Contracts; Defaults.......................................................... 11
            4.12.  No Brokers............................................................................ 11
            4.13.  Employee Benefit Plans................................................................ 11
            4.14.  Labor Matters......................................................................... 13
            4.15.  Year 2000 Compliance.................................................................. 13
            4.16.  Environmental Matters................................................................. 13
            4.17.  Tax Matters........................................................................... 14
            4.18.  Books and Records..................................................................... 14
            4.19.  Insurance............................................................................. 14
            4.20.  Accounting Treatment.................................................................. 14
            4.21.  Assets................................................................................ 15
            4.22.  Statements True and Correct........................................................... 15
            4.23.  Accounting, Tax and Regulatory........................................................ 15
            4.24.  No Undisclosed Liabilities............................................................ 15

        ARTICLE V  REPRESENTATIONS AND WARRANTIES OF DCA................................................. 15
             5.1.  Organization, Standing and Authority.................................................. 16
             5.2.  Subsidiaries.......................................................................... 16
             5.3.  DCA Common Stock...................................................................... 16

                         TABLE OF CONTENTS (CONTINUED)

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             5.4.  Corporate Power....................................................................... 17
             5.5.  Corporate Authority................................................................... 17
             5.6.  Consents and Approvals; No Defaults................................................... 17
             5.7.  Financial Reports and Regulatory Documents............................................ 17
             5.8.  Legal Proceedings..................................................................... 18
             5.9.  Regulatory Matters.................................................................... 18
            5.10.  Compliance with Laws.................................................................. 18
            5.11.  Material Contracts; Defaults.......................................................... 19
            5.12.  No Brokers............................................................................ 19
            5.13.  Employee Benefit Plans................................................................ 19
            5.14.  Labor Matters......................................................................... 20
            5.15.  Year 2000 Compliance.................................................................. 20
            5.16.  Environmental Matters................................................................. 21
            5.17.  Tax Matters........................................................................... 21
            5.18.  Books and Records..................................................................... 21
            5.19.  Insurance............................................................................. 21
            5.20.  Accounting Treatment.................................................................. 22
            5.21.  Assets................................................................................ 22
            5.22.  Statements True and Correct........................................................... 22
            5.23.  Accounting, Tax and Regulatory........................................................ 22
            5.24.  No Undisclosed Liabilities............................................................ 22

       ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF PARENTCO, GDSC MERGER SUB AND DCA MERGER SUB........ 23
             6.1.  Organization, Standing and Authority of ParentCo...................................... 23
             6.2.  ParentCo Capital Stock................................................................ 23
             6.3.  ParentCo Corporate Power.............................................................. 23
             6.4.  ParentCo Corporate Authority.......................................................... 23
             6.5.  Organization, Standing and Authority of GDSC Merger Sub............................... 23
             6.6.  GDSC Merger Sub Capital Stock......................................................... 23
             6.7.  GDSC Merger Sub Corporate Power....................................................... 23
             6.8.  GDSC Merger Sub Corporate Authority................................................... 23
             6.9.  Organization, Standing and Authority of DCA Merger Sub................................ 23
            6.10.  DCA Merger Sub Common Stock........................................................... 24
            6.11.  DCA Merger Sub Corporate Power........................................................ 24
            6.12.  DCA Merger Sub Corporate Authority.................................................... 24
            6.13.  Continuity of Business Enterprise..................................................... 24

      ARTICLE VII  CONDUCT OF BUSINESS................................................................... 24
             7.1.  Forbearances of GDSC and DCA.......................................................... 24

     ARTICLE VIII  ADDITIONAL COVENANTS.................................................................. 26
             8.1.  Reasonable Best Efforts............................................................... 26
             8.2.  Stockholder Approval.................................................................. 26
             8.3.  Registration Statement................................................................ 26
             8.4.  Press Releases........................................................................ 27
             8.5.  Access; Information................................................................... 27
             8.6.  Acquisition Proposals................................................................. 27
             8.7.  Affiliate Agreements.................................................................. 28

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
             8.8.  Nasdaq Listing........................................................................ 28
             8.9.  Regulatory Applications............................................................... 28
            8.10.  Benefit Plan.......................................................................... 28
            8.11.  Accountants' Letters.................................................................. 29
            8.12.  Notification of Certain Matters....................................................... 29
            8.13.  Stockholder Agreements................................................................ 29
            8.14.  ParentCo Capitalization; Reservation of Shares........................................ 29
            8.15.  Stock Plans........................................................................... 29
            8.16.  Office Locations...................................................................... 30
            8.17.  Transfer of GDSC Subordinated Notes................................................... 30

       ARTICLE IX  CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER.................................... 30
             9.1.  Conditions to Each Party's Obligation to Effect the Merger............................ 30
             9.2.  Conditions to Obligation of GDSC...................................................... 31
             9.3.  Conditions to Obligation of DCA....................................................... 32

        ARTICLE X  CLOSING DELIVERIES.................................................................... 33
            10.1.  Deliveries of GDSC.................................................................... 33
            10.2.  Deliveries of DCA..................................................................... 34
            10.3.  Deliveries of ParentCo, GDSC Merger Sub and DCA Merger Sub............................ 35

       ARTICLE XI  TERMINATION........................................................................... 36
            11.1.  Termination........................................................................... 36
            11.2.  Effect of Termination and Abandonment................................................. 37
            11.3.  Termination Fee....................................................................... 37

      ARTICLE XII  MISCELLANEOUS......................................................................... 37
            12.1.  Survival.............................................................................. 37
            12.2.  Waiver; Amendment..................................................................... 37
            12.3.  Counterparts.......................................................................... 37
            12.4.  Governing Law; Waiver of Jury Trial................................................... 37
            12.5.  Expenses.............................................................................. 37
            12.6.  Notices............................................................................... 38
            12.7.  Entire Understanding; No Third Party Beneficiaries.................................... 38
            12.8.  Interpretation; Effect................................................................ 38

     ARTICLE XIII  CERTAIN DEFINITIONS................................................................... 39
            13.1.  Certain Definitions................................................................... 39

                                    EXHIBITS

Exhibit A -- Form of Stockholders' Agreement

Exhibit B -- Form of Affiliate Representation Letter

Exhibit C -- Memorandum of Terms

                                   SCHEDULES

Schedule 9.1(g) -- List of Certain GDSC and DCA Officers

Schedule 9.2(i) -- DCA Analyst Expectations

Schedule 9.3(i) -- GDSC Analyst Expectations

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

    THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of October 15, 1998 (this "AGREEMENT"), by and among Wisdom Holdings, Inc., a Delaware corporation ("PARENTCO"), Wisdom Holdings Acquisition Corp. I, a Delaware corporation and wholly owned subsidiary of ParentCo ("GDSC MERGER SUB"), Wisdom Holdings Acquisition Corp. II, a Delaware corporation and wholly owned subsidiary of ParentCo ("DCA MERGER SUB"), Gentle Dental Service Corporation, a Washington corporation ("GDSC"), and Dental Care Alliance, Inc., a Delaware corporation ("DCA").

                                    RECITALS

    A. GDSC is a Washington corporation, having its principal place of business in El Segundo, California. GDSC provides dental practice management and related services to dental practices in the States of California, Florida, Hawaii, Idaho, Oregon and Washington.

    B. DCA is a Delaware corporation, having its principal place of business in Sarasota, Florida. DCA provides dental practice management and related services to dental practices in the States of Florida, Georgia, Indiana and Michigan.

    C. Each of ParentCo, GDSC Merger Sub and DCA Merger Sub is a newly formed Delaware corporation created to accomplish the business combinations by and between GDSC and DCA as described in this Agreement. At the Effective Time of the Merger (as each of those terms is defined below), the outstanding shares of capital stock of GDSC and DCA, respectively, shall be converted into the right to receive shares of capital stock of ParentCo (as provided herein). As a result, the stockholders of GDSC and DCA, respectively, shall become the stockholders of ParentCo and both GDSC and DCA shall become and continue to conduct their respective businesses and operations as wholly owned subsidiaries of ParentCo. The transactions described in this Agreement are subject to the approval of the stockholders of GDSC and DCA, respectively, and the satisfaction of certain other conditions described in this Agreement.

    D. It is the intention of the parties to this Agreement that the business combinations contemplated hereby be accounted for under the "pooling-of-interests" accounting method and be treated as (i) "reorganizations" under Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE") or (ii) a transfer to a controlled corporation qualifying under Section 351 of the Code.

    E. The respective Boards of Directors of each of GDSC and DCA have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows. Capitalized terms used herein and not previously defined shall have the meanings set forth in ARTICLE XIII.

                                   ARTICLE I
                                   THE MERGER

    1.1.  THE MERGER.

        (a) GENERAL. Subject to the terms and conditions of this Agreement and at the Effective Time, each of GDSC Merger Sub and DCA Merger Sub shall merge with and into each of GDSC and DCA, respectively (collectively, the "MERGER"), the separate corporate existence of each of GDSC Merger Sub and DCA Merger Sub shall cease and GDSC and DCA shall survive and continue to exist as a Washington corporation and Delaware corporation, respectively (GDSC and DCA, as the surviving corporations in the Merger, sometimes being referred to collectively as the "SURVIVING CORPORATIONS"). Subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX, the Merger shall become effective upon the occurrence of the filing in the offices of the Washington Secretary and the Delaware Secretary of an agreement of merger in accordance with the WBCA and the DGCL or such later date and time as may be set forth in such agreement. The Merger shall have the effects prescribed in the WBCA and the DGCL.

        (b) ARTICLES OF INCORPORATION AND BYLAWS. The articles and certificate of incorporation and bylaws of GDSC and DCA, respectively, immediately after the Merger including, without limitation, the name of GDSC and DCA, respectively, shall be those of GDSC and DCA, respectively, as in effect immediately prior to the Effective Time; except that the number of authorized shares of capital stock of GDSC and DCA may, in the discretion of ParentCo, be reduced.

        (c) DIRECTORS AND OFFICERS. At and as of the Effective Time, the officers and directors of ParentCo and the Surviving Corporations shall be as follows:

           (i)  PARENTCO:  The directors of ParentCo shall be:

                                    Robert Finzi(1)
                                   Michael T. Fiore
                                     Eric Green(2)
                                    Paul H. Keckley
                               Steven R. Matzkin, D.D.S.
                                      Wayne Posey
                                   Robert F. Raucci
                                 Curtis L. Smith, Jr.

The directors of ParentCo shall serve for staggered terms as set forth in the ParentCo Certificate of Incorporation, as amended, and as designated by the Merger Committee.

    The officers of ParentCo shall be:

Michael T. Fiore                       Co-Chairman and Chief Executive
                                         Officer
Steven R. Matzkin, D.D.S.              Co-Chairman, President and Chief
                                         Dental Officer
L. Theodore Van Eerden                 Chief Development Officer/Executive
                                         Vice President and Secretary
Grant Sadler                           Vice President/Development
Norman Huffaker                        Chief Financial Officer and Treasurer
Randy Henry                            Chief Operating Officer
David P. Nichols                       Vice President of Finance/East
Mitchell B. Olan                       Vice President of Operations/East
Kevin Webb                             Vice President of
                                         Operations/Northwest
Arnold Albert                          Vice President of Operations/Northern
                                         California
Kenneth Davis                          Vice President of
                                         Operations/Southwest

           (ii) GDSC. The officers and directors of GDSC immediately prior to the Merger shall continue to be the officers and directors of GDSC.

------------------------

(1)There is no designated by ParentCo Series C Preferred Stock. Mr. Finzi is a designee of Sprout Group.

(2)Director to be designated by ParentCo Series A Stock.

           (iii) DCA. The officers and directors of DCA immediately prior to the Merger shall continue to be the officers and directors of DCA.

           (iv) GDSC MERGER SUB AND DCA MERGER SUB. The initial directors of GDSC Merger Sub and DCA Merger Sub shall be Michael T. Fiore and Steven
       R. Matzkin, D.D.S.

    1.2. PARENTCO MERGER COMMITTEE. Effective as of the date of this Agreement, the directors of ParentCo shall have designated the following four individuals to serve as the members of the ParentCo Merger Committee ("PARENTCO MERGER COMMITTEE"):

                                  Robert Finzi
                                Michael T. Fiore
                           Steven R. Matzkin, D.D.S.
                                Robert F. Raucci

ParentCo Merger Committee shall be empowered to take all action on behalf of ParentCo from the date of the execution of this Agreement through and including the Effective Time, subject to the affirmative vote of seventy-five percent (75%) of the members of the ParentCo Merger Committee. Following the Effective Time, the duties and powers of the ParentCo Merger Committee shall be limited to taking all actions on behalf of ParentCo with respect to its obligations under
Article III hereof. The ParentCo Merger Committee shall terminate as of the earlier to occur of either (i) a termination of this Agreement pursuant to
Article XI or (ii) expiration of a six (6) month period following the Effective Time, unless otherwise extended by the ParentCo Board. Prior to the earlier of the Effective Time or termination of this Agreement, no action shall be taken by ParentCo unless approved by the affirmative vote of seventy-five percent (75%) of the members of the ParentCo Merger Committee.

    1.3. EFFECTIVE DATE AND EFFECTIVE TIME. As soon as practicable following, but not later than ten days after the last to occur of, (i) the expiration of all applicable waiting periods in connection with approvals of Governmental Authorities and the receipt of all approvals of Governmental Authorities, and
(ii) satisfaction or waiver of all conditions to the consummation of the Merger, or on such earlier or later date as may be agreed in writing by the parties, an agreement and plan of merger shall be executed in accordance with all appropriate legal requirements and shall be filed in the offices of the Delaware Secretary and the Washington Secretary as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in each such agreement and plan of merger. The date of such filing or such later effective date is herein called the "EFFECTIVE DATE." The "EFFECTIVE TIME" of the Merger shall be the time of such filing or as set forth in each such agreement and plan of merger.

    1.4. TIME AND PLACE OF CLOSING. The Closing will take place on the date that the Effective Time occurs or at such other time as the parties, acting through their chief executive officers, may mutually agree. The place of Closing shall be at the offices of McDermott, Will & Emery, 1301 Dove Street, Suite 500, Newport Beach, California 92660 or at such other location as the parties may mutually agree.

    1.5. STOCKHOLDERS' AGREEMENTS. A sufficient number of holders of more than 50% of the outstanding capital stock both of GDSC and DCA will execute and deliver to ParentCo a Stockholders' Agreement, in substantially the form of EXHIBIT A attached hereto and incorporated herein by this reference ("STOCKHOLDERS' AGREEMENT").

    1.6. COMBINED OPERATIONS. Following the Effective Time, ParentCo shall use its best efforts to publish as promptly as reasonably practicable financial statements or reports covering at least 30 days of the combined operations of GDSC and DCA.

                                   ARTICLE II
               MERGER CONSIDERATION; MANNER OF CONVERTING SHARES

    2.1. MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, the shares of the constituent corporations shall be converted as follows (collectively, "MERGER CONSIDERATION"):

    (a) Each share of GDSC Merger Sub Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into one share of GDSC Common Stock.

    (b) Each share of DCA Merger Sub Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into one share of DCA Common Stock.

    (c) Each share of GDSC Common Stock (including any and all shares of restricted GDSC Common Stock, Performance Shares or earnout shares, all of which are described in the GDSC Disclosure Schedules) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for one share of ParentCo Common Stock.

    (d) Each share of DCA Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for
1.67 shares of ParentCo Common Stock.

    (e) Each share of GDSC Series A Preferred Stock shall cease to be outstanding and shall be converted into and exchanged for the right to receive one share of ParentCo Series A Preferred Stock.

    (f) Each share of GDSC Series B Preferred Stock shall cease to be outstanding and shall be converted into and exchanged for the right to receive one share of ParentCo Series B Preferred Stock.

    (g) Each share of GDSC Series C Preferred Stock shall cease to be outstanding and shall be converted into and exchanged for one share of ParentCo Series C Preferred Stock.

    (h) Each share of GDSC Series D Preferred Stock shall cease to be outstanding and shall be converted into and exchanged for one share of ParentCo Series D Preferred Stock.

    2.2. DISSENTING STOCKHOLDERS. Any Dissenting Stockholder who shall be entitled to be paid the "fair value" of his or her Dissenters' Shares shall not be entitled to the Merger Consideration as set forth in SECTION 2.1 in respect thereof unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Stockholder's right to dissent from the Merger under the WBCA and shall be entitled to receive only the payment provided for by Chapter 23B.13 of the WBCA with respect to such Dissenters' Shares. Upon the payment by the ParentCo of the "fair value" of any Dissenters' Shares in accordance with Chapter 23B.13 of the WBCA, such Dissenters' Shares shall be canceled and retired and shall cease to exist, and no exchange or further payment shall be made with respect thereto. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, the Dissenters' Shares held by such Dissenting Stockholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration as set forth in the applicable provision of
SECTION 2.1.

    2.3. RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of GDSC Common Stock and DCA Common Stock shall cease to be, and shall have no rights as, stockholders of GSDC or DCA, other than to receive any dividend or other distribution with respect to such GSDC Common Stock or DCA Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this ARTICLE II. After the Effective Time, there shall be no transfers on the stock transfer books of GDSC, DCA or the Surviving Corporations of shares of GDSC Common Stock or DCA Common Stock outstanding prior to the Effective Time.

    2.4. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of ParentCo Capital Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, ParentCo shall pay to each holder of either GDSC Common Stock or DCA Common Stock who would otherwise be entitled to a fractional share of ParentCo Capital Stock (after taking into account all Old GDSC Certificates or Old DCA Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying the fraction of a share by the average of the closing prices of GDSC reported on Nasdaq for the five consecutive trading days immediately preceding the date of the Effective Time.

    2.5. ANTI-DILUTION PROVISIONS. In the event either GDSC or DCA changes (or establishes a record date for changing) the number of shares of GDSC Common Stock or DCA Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding GDSC Common Stock or DCA Common Stock and the record date therefor shall be prior to the Effective Date, the number of shares of ParentCo Capital Stock the holders of GDSC Common Stock and DCA Common Stock or options exercisable for same shall be entitled to receive under this Agreement shall be proportionately adjusted.

    2.6.  CONVERSION OF RIGHTS.

    (a) At the Effective Time, each option or other right to purchase shares of either GDSC Common Stock or DCA Common Stock pursuant to stock options or stock appreciation rights ("GDSC OPTIONS" or "DCA OPTIONS") granted by GDSC under the GDSC Stock Plans or DCA under the DCA Stock Plans and outstanding at the Effective Time, whether or not exercisable, and all other warrants or other rights to purchase shares of GDSC Common Stock or DCA Common Stock (together with the GDSC Options or the DCA Options, the "GDSC RIGHTS" or the "DCA RIGHTS"), shall be converted into and become rights with respect to ParentCo Common Stock, and ParentCo shall assume each GDSC Right and DCA Right, in accordance with the terms of the GDSC Stock Plan or the DCA Stock Plan or such other agreement or arrangement pertaining to such GDSC Rights or DCA Rights (as applicable), except that from and after the Effective Time, (i) ParentCo and its Compensation Committee shall be substituted for the GDSC Board and the DCA Board or the committee of the GDSC Board and the DCA Board administering the GDSC Stock Plan or the DCA Stock Plan, (ii) each GDSC Right and DCA Right assumed by ParentCo may be exercised only for shares of ParentCo Common Stock (or cash, in the case of the stock appreciation rights), (iii) the number of shares of ParentCo Common Stock subject to GDSC Rights or DCA Rights shall be equal to the number of shares of GDSC Common Stock or DCA Common Stock subject to the GDSC Right or the DCA Right immediately prior to the Effective Time multiplied by the GDSC Exchange Ratio or the DCA Exchange Ratio, as the case may be, and (iv) the per share exercise price under either the GDSC Right or the DCA Right shall be adjusted by dividing the per share exercise price under the GDSC Right or the DCA Right by the GDSC Exchange Ratio or the DCA Exchange Ratio, as the case may be, and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, ParentCo shall not be obligated to issue any fraction of a share of ParentCo Common Stock upon exercise of a GDSC Right or a DCA Right. Any fraction of a share of ParentCo Common Stock that otherwise would be subject to a converted GDSC Right or DCA Right shall represent the right to receive cash payment upon exercise of such converted GDSC Right or DCA Right equal to the product of such fraction and the difference between the market value of one share of ParentCo Common Stock at the time of exercise of such Right and the per share exercise price of such Right. The term, exercisability, vesting schedule, status as an "Incentive Stock Option" under
Section 422 of the Code, if applicable, and all other terms and conditions of the options or warrants, to the extent permitted by law, and otherwise reasonably practical shall be unchanged; each option which is an Incentive Stock Option shall be adjusted in accordance with the requirements of Section 424(a) of the Code so as not to constitute a modification, renewal or extension of the option within the meaning of Section 424(h) of the Code.

    (b) Each of GDSC and DCA agree to take all necessary steps to effectuate the foregoing provisions of this SECTION 2.6, including using its reasonable efforts to obtain from each holder of a GDSC Right or DCA Right any consent or agreement that may be deemed necessary or advisable in order to effectuate the transactions contemplated by this SECTION 2.6. Anything in this Agreement to the contrary notwithstanding, ParentCo shall have the right, in its sole discretion, not to deliver the consideration provided in this SECTION 2.6 to a former holder of a GDSC Right or a DCA Right who has not delivered such consent or agreement.

                                  ARTICLE III
                               EXCHANGE OF SHARES

    3.1.  EXCHANGE PROCEDURES.

    (a) At or prior to the Effective Time, ParentCo shall deposit, or shall cause to be deposited, with such bank, trust company or transfer agent as ParentCo shall elect (in such capacity, the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of either GDSC Common Stock or GDSC Preferred Stock (collectively, "OLD GDSC CERTIFICATES") or DCA Common Stock ("OLD DCA CERTIFICATES"), for exchange in accordance with
ARTICLE II, certificates representing the shares of ParentCo Capital Stock ("NEW CERTIFICATES") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto, without any interest on any such cash, dividends or distributions, being hereinafter referred to as the "EXCHANGE FUND") to be paid pursuant to ARTICLE II in exchange for outstanding shares of GDSC Common Stock, GDSC Preferred Stock or DCA Common Stock.

    (b) As soon as practicable after the Effective Date, ParentCo shall send or cause to be sent to each former holder of record of shares of GDSC Common Stock, GDSC Preferred Stock or DCA Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old GDSC Certificates or Old DCA Certificates for the consideration set forth in ARTICLE II, which transmittal materials both GDSC and DCA shall have had the opportunity to review prior to the Effective Date. ParentCo shall cause the New Certificates and any check in respect of any fractional share interests or dividends or distributions which the holder of such shares shall be entitled to receive upon delivery to the Exchange Agent of Old GDSC Certificates or Old DCA Certificates representing such shares (or an affidavit of lost certificate and, if required by the Exchange Agent, indemnity reasonably satisfactory to ParentCo and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to ARTICLE II upon such delivery. In the event of a transfer of ownership of any shares of GDSC Common Stock, GDSC Preferred Stock or DCA Common Stock not registered in the transfer records of either GDSC or DCA, the exchange described in this SECTION 2.1(b) may nonetheless be effected and a check for the cash to be paid in lieu of fractional shares may be issued to the transferee if the Old GDSC Certificate or Old DCA Certificate is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of ParentCo and the Exchange Agent, (i) to evidence and effect such transfer but for the provisions of SECTION 2.3 hereof and (ii) to evidence that all applicable stock transfer taxes have been paid.

    (c) If either Old GDSC Certificates or Old DCA Certificates are not surrendered or the consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Surviving Corporations (and to the extent not in its possession shall be paid over to the Surviving Corporations), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of either GDSC Common Stock, GDSC Preferred Stock or DCA Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (d) At the election of ParentCo, no dividends or other distributions with respect to ParentCo Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old GDSC Certificate or Old DCA Certificate or options for same converted in the Merger into the right to receive shares of such ParentCo Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this SECTION 3.1. After becoming so entitled in accordance with this SECTION 3.1, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of ParentCo Capital Stock such holder had the right to receive upon surrender of the Old GDSC Certificate or Old DCA Certificate.

    (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of either GDSC or DCA for six months after the Effective Time shall be returned by the Exchange Agent to ParentCo. Any stockholders of GDSC or DCA who have not theretofore complied with this ARTICLE III shall thereafter look only to ParentCo for payment of the shares of ParentCo Capital Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on ParentCo Capital Stock deliverable hereunder, in each case, without any interest thereon.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF GDSC

    On or prior to the date hereof, GDSC has delivered to DCA schedules ("GDSC DISCLOSURE SCHEDULES") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this ARTICLE IV; provided, that (i) no such item is required to be set forth in the GDSC Disclosure Schedules as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established in the subsequent sentence, and (ii) the mere inclusion of an item in the GDSC Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. No representation or warranty of GDSC contained in this ARTICLE IV shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this ARTICLE IV has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty. The numbers set forth on the GDSC Disclosure Schedules correspond to the particular Section number contained in the Agreement. Information or disclosure provided with reference to one Section may also be responsive to information or disclosure responsive to another Section. Therefore, if the information or disclosure set forth in one Section can be reasonably determined to apply to information or disclosure in another Section, such information or disclosure shall constitute disclosure for all applicable Sections. GDSC agrees that with respect to its representations and warranties, GDSC shall have the right to supplement and amend the GDSC Disclosure Schedules with respect to any events occurring after the date of this Agreement and prior to the Effective Time which such new event or information, when scheduled, shall not constitute a breach hereof. In the event any such supplement or amendment discloses new events that are reasonably likely to have a Material Adverse Effect on GDSC or on ParentCo, DCA shall have the right to terminate the Agreement pursuant to
SECTION 11.1(g).

    Subject to the preceding paragraph and except as Previously Disclosed in a paragraph of the GDSC Disclosure Schedules corresponding to the relevant paragraph below, GDSC hereby represents and warrants to DCA:

    4.1. ORGANIZATION, STANDING AND AUTHORITY. GDSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. GDSC is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The GDSC Board has received the written opinion of Salomon Smith Barney Inc. to the effect that as of the date hereof the GDSC Exchange Ratio set forth in SECTION 2.1 is fair to the holders of GDSC Common Stock from a financial point of view.

    4.2.  SUBSIDIARIES.

    (a) (i) GDSC has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (ii) GDSC owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (iii) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (v) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, and (vi) all the equity securities of each Subsidiary held by GDSC or its Subsidiaries are fully paid and nonassessable and are owned by GDSC or its Subsidiaries free and clear of any Liens.

    (b) GDSC does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

    (c) Each of GDSC's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

    4.3. GDSC CAPITAL STOCK. As of the date hereof, the authorized capital stock of GDSC consists solely of 50,000,000 shares of GDSC Common Stock, of which 8,973,720 are issued and outstanding and 30,000,000 shares of GDSC Preferred Stock of which the following series are authorized, issued and outstanding:

                                   SHARES ISSUED AND
 SERIES    SHARES AUTHORIZED          OUTSTANDING
---------  -----------------  ----------------------------
    A             100                     100
    B           70,000                    -0-
    C             100                     100
    D          2,000,000               1,628,663

    As of the date hereof, no shares of GDSC Common Stock were held in treasury by GDSC or otherwise beneficially owned by GDSC or its Subsidiaries. The outstanding shares of GDSC Common Stock and GDSC Preferred Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, subject to no preemptive rights and were not issued in violation of any preemptive rights. As of the date hereof, there are 1,312,110 shares of GDSC Common Stock authorized and reserved for issuance pursuant to outstanding options to purchase shares of GDSC Common Stock or GDSC Preferred Stock, GDSC does not have any other Rights issued or outstanding with respect to its capital stock, and GDSC does not have any commitment to authorize, issue or sell any other shares of its capital stock or any other Rights. Except as Previously Disclosed, GDSC does not have shares subject to repurchase in the event certain performance targets have been met (the "GDSC PERFORMANCE SHARES"). Since May 15, 1998, there has been no adjustments of the Conversion Price as set forth in
Article XII, Section 6(c) to the Amendment to the Articles of Incorporation of GDSC and the representation set forth therein is true and correct as of and on May 15, 1998.

    4.4. CORPORATE POWER. GDSC and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and GDSC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

    4.5. CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of GDSC Common Stock and GDSC Preferred Stock entitled to vote thereon, this Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of GDSC and the GDSC Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of GDSC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    4.6.  CONSENTS AND APPROVALS; NO DEFAULTS.

    (a) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by GDSC or any of its Subsidiaries in connection with the execution, delivery or performance by GDSC of this Agreement or to consummate the Merger except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the United States Department of Justice, the Federal Trade Commission, NASD, the SEC and state securities authorities (collectively the "REGULATORY AGENCIES"), (ii) the approval of this Agreement by the stockholders of GDSC, and (iii) the filing of an agreement of merger with the Washington Secretary and Delaware Secretary pursuant to the DGCL and the Washington Law. As of the date hereof, GDSC is not aware of any reason why the approvals set forth in SECTION 11.1(d) will not be received without the imposition of a condition, restriction or requirement of the type described in SECTION 11.1(d).

    (b) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of GDSC or of any of its Subsidiaries or to which GDSC or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, the GDSC Articles or the GDSC Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

    4.7.  FINANCIAL REPORTS AND REGULATORY DOCUMENTS.

    (a) The consolidated balance sheet of GDSC as of December 31, 1997, and the related statements of operations, cash flow and changes in financial position of GDSC for the year then ended, audited by KPMG Peat Marwick, LLP, the unaudited consolidated balance sheet as of June 30, 1998 and the related unaudited consolidated statements of operations, cash flows and changes in financial position of GDSC for quarters ended March 31, 1998 and June 30, 1998 (each as Previously Disclosed), fairly present the financial position of GDSC as of such dates and the results of the operations of GDSC for the periods then ended, all in accordance with generally accepted accounting principles ("GAAP") consistently applied.

    (b) GDSC has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since February 13, 1997, the date of GDSC's initial public offering, with the Regulatory Agencies, and all other material reports and statements required to be filed by it with any Governmental Authority since December 31, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of Washington, and has paid all fees and assessments due and payable in connection therewith.

As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Governmental Authority with which they were filed. The GDSC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such GDSC SEC Reports or necessary in order to make the statements in such GDSC SEC Reports, in light of the circumstances under which they were made, not misleading. None of GDSC Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (c) Since December 31, 1997, GDSC and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

    (d) Since December 31, 1997, (i) GDSC and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this ARTICLE IV or otherwise), is reasonably likely to have a Material Adverse Effect with respect to GDSC.

    4.8. LEGAL PROCEEDINGS. No litigation, claim or other proceeding before any court or Governmental Authority is pending against GDSC or any of its Subsidiaries and, to GDSC's knowledge, no such litigation, claim or other proceeding has been threatened.

    4.9.  REGULATORY MATTERS.

    (a) Neither GDSC nor any of its Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Authority.

    (b) Neither GDSC nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar action.

    4.10.  COMPLIANCE WITH LAWS.

    (a) GDSC and each of its Subsidiaries:

        (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

        (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to GDSC's knowledge, no suspension or cancellation of any of them is threatened; and

       (iii) has not received, since December 31, 1997, any notification or communication from any Governmental Authority (a) asserting that GDSC or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (b) threatening to revoke any license, franchise, permit or governmental authorization (nor, to GDSC's knowledge, do any grounds for any of the foregoing exist).

    (b) The terms and conditions set forth in the management agreements between GDSC or its Subsidiaries and the dental practices managed by such entities comply in all material respects with applicable laws, rules, regulations and other applicable authorities relating to such agreements, including but not limited to laws, rules, regulations and other applicable authorities relating to the corporate practice of dentistry, fee-splitting, kickbacks and patient brokering and those relating to such practices.

    4.11. MATERIAL CONTRACTS; DEFAULTS. Neither GDSC nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of SEC Regulation S-K, or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries that has not been filed with or incorporated by reference in reports filed under either the Securities Act or the Exchange Act. Neither GDSC nor any of its Subsidiaries is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other material instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

    4.12. NO BROKERS. Except for commissions, fees and other like payments due to Salomon Smith Barney, no action has been taken by GDSC that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

    4.13.  EMPLOYEE BENEFIT PLANS.

    (a) All benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of GDSC and its Subsidiaries (collectively, the "GDSC EMPLOYEES") and current or former directors of GDSC, including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (collectively, the "GDSC BENEFIT PLANS"), are Previously Disclosed. True and complete copies of all GDSC Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any GDSC Benefit Plans, and all amendments thereto have been provided or made available to the other parties hereto.

    (b) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering GDSC Employees (the "GDSC PLANS"), have been administered in all material respects in compliance with their terms and with all applicable laws, [to the extent subject to

ERISA], including without limitation, ERISA and the Code. GDSC is not a party to any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("GDSC PENSION PLAN") and which is a defined benefit plan as defined in Section 3(35) of ERISA. With respect to the employee benefit plan intended to qualify under Section 401 of the Code, the Internal Revenue Service has issued a favorable determination letter, a true and correct copy of which has been provided to DCA, that such plan is, and each such plan in fact is, qualified and exempt from federal income taxes. There is no pending or, to the knowledge of GDSC, threatened litigation relating to any GDSC Plan. There are no audits, inquiries, reviews, proceedings, claims or demands pending with any governmental or regulatory agency, and there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review or proceeding. Neither GDSC nor any of its Subsidiaries has engaged in a transaction with respect to any GDSC Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject GDSC or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

    (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by GDSC or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with GDSC under Section 4001 of ERISA or Section 414 of the Code (a "GDSC ERISA AFFILIATE"). Neither GDSC, any of its Subsidiaries nor an ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any GDSC Pension Plan or by any GDSC ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

    (d) All contributions required to be made under the terms of any GDSC Plan have been timely made or have been reflected on the consolidated financial statements of GDSC included in the Regulatory Documents. Neither any GDSC Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither GDSC nor any of its Subsidiaries has provided, or is required to provide, security to any GDSC Pension Plan or to any single-employer plan of a GDSC ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

    (e) Under each GDSC Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the GDSC Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such GDSC Plan, and there has been no material change in the financial condition of such GDSC Plan since the last day of the most recent plan year.

    (f) Neither GDSC nor any of its Subsidiaries has any obligations for retiree health and life benefits under any GDSC Benefit Plan. GDSC or its Subsidiaries may amend or terminate any such GDSC Benefit Plan at any time without incurring any liability thereunder.

    (g) The consummation of the transactions contemplated by this Agreement will not (i) entitle any employees of GDSC or any of its Subsidiaries to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the GDSC Benefit Plans or (iii) result in any breach or violation of, or a default under, any of the GDSC Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement, neither GDSC nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

    4.14. LABOR MATTERS. Neither GDSC nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is GDSC or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel GDSC or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to GDSC's knowledge, threatened, nor is GDSC aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

    4.15. YEAR 2000 COMPLIANCE. Except as Previously Disclosed, (i) the computer software and related hardware of GDSC and its Subsidiaries (the "GDSC COMPUTER SYSTEM") used for the storage and processing of data are or will be prior to the year 2000 Year 2000 Compliant; (ii) to the actual knowledge of GDSC, all of the suppliers, customers and third party providers of GDSC are, or will be prior to year 2000, Year 2000 Compliant; and (iii) GDSC is taking or has taken, all commercially reasonable and appropriate action to address and remedy any deficiencies in the GDSC Computer System which would keep it from becoming Year 2000 Compliant. As used herein and in SECTION 5.15, "YEAR 2000 COMPLIANT" shall mean the ability of the GDSC Computer System or the DCA Computer System, as applicable, to provide the following functions, without human intervention, individually and in combination with other products or systems: (i) consistently handle, record, store, process and present dates and date-related information before, during and after January 1, 2000, including but not limited to accepting date input, performing calculations on dates or portion of dates, and providing date output; (ii) function accurately in accordance with the published specifications and without undue interruption, before, during, and after January 1, 2000 (including leap year computations) without any adverse change in operation associated with the advent of the year 2000; (iii) respond to two-digit or four-digit dates and date-related input in a way that resolves any ambiguity as to the year 2000 in a disclosed, defined and predetermined manner, and store and provide output of dates and date-related information in ways that are unambiguous as to the year 2000; and (iv) suitably interact with other software and related hardware in a way which does not compromise its year 2000 compliance capability.

    4.16.  ENVIRONMENTAL MATTERS.

    (a) GDSC and each of its Subsidiaries has complied at all times with applicable Environmental Laws; (i) no real property (including buildings or other structures) currently or formerly owned, leased or operated by GDSC or any of its Subsidiaries, has been contaminated with, or has had any release of, any Hazardous Substance; (ii) neither GDSC nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) neither GDSC nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (iv) neither GDSC nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law;
(v) to the best of GDSC's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving GDSC or any of its Subsidiaries, any currently or formerly owned or operated property, that could reasonably be expected to result in any claims, liability or investigations against GDSC or any of its Subsidiaries or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (vi) GDSC has delivered to DCA copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to GDSC, any Subsidiary of GDSC and any currently or formerly owned, leased or operated property.

    (b) As used herein, the term "ENVIRONMENTAL LAW" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "HAZARDOUS SUBSTANCE" means any substance in any concentration that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

    4.17.  TAX MATTERS.

    (a)(i)All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to GDSC and its Subsidiaries have been duly filed, (ii) all Taxes due have been paid in full,
(iii) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (iv) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of GDSC or its Subsidiaries. GDSC has made available to DCA true and correct copies of the United States federal income Tax Returns filed by GDSC and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1997. Neither GDSC nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by GDSC SEC Reports filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in GDSC SEC Reports filed on or prior to the date hereof. Neither GDSC nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group the common parent of which is or was GDSC) or otherwise has any liability for the Taxes of any person (other than GDSC and its Subsidiaries). As of the date hereof, neither GDSC nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as reorganizations within the meaning of Section 368 of the Code or Section 351 of the Code.

    (b) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

    4.18. BOOKS AND RECORDS. The books and records of GDSC and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of GDSC and its Subsidiaries.

    4.19. INSURANCE. GDSC has Previously Disclosed all of the insurance policies, binders, or bonds maintained by GDSC or its Subsidiaries ("INSURANCE POLICIES"). GDSC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of GDSC reasonably has determined to be prudent for its business, operations, properties and assets. All the Insurance Policies are in full force and effect; GDSC and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

    4.20. ACCOUNTING TREATMENT. As of the date hereof, GDSC is not aware of any reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment. held under valid contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such contract is in full force and effect. The Assets of GDSC and its Subsidiaries include all assets required to operate the business of GDSC and its Subsidiaries as presently conducted.

    4.22. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by GDSC or any of its Subsidiaries for inclusion in the Registration Statement to be filed by ParentCo with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by GDSC or any of its Subsidiaries for inclusion in the Proxy Statement to be mailed to GDSC's or DCA's stockholders in connection with the GDSC Meeting or the DCA Meeting and any other Governmental Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to GDSC's or DCA's stockholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the GDSC Meeting or the DCA Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the GDSC Meeting or the DCA Meeting. All documents that GDSC or any Subsidiary thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

    4.23. ACCOUNTING, TAX AND REGULATORY. Neither GDSC nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as (i) reorganizations within the meaning of Section 368(a) of the Code (in which ParentCo, GDSC Merger Sub, DCA Merger Sub, GDSC and DCA is each a party to the reorganization within the meaning of Section 368(b) of the Code) or (ii) a transfer to a controlled corporation qualifying under Section 351 of the Code, or (b) materially impede or delay receipt of any consents of Governmental Authority referred to in
SECTION 4.6(a) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

    4.24. NO UNDISCLOSED LIABILITIES. Except as set forth in the financial statements filed in connection with the GDSC SEC Reports or Previously Disclosed, GDSC does not have any material liability or obligation accrued, contingent or otherwise.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF DCA

    On or prior to the date hereof, DCA has delivered to GDSC schedules ("DCA DISCLOSURE SCHEDULES") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this ARTICLE V; provided, that (i) no such item is required to be set forth in the DCA Disclosure Schedules as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established in the subsequent sentence, and (ii) the mere inclusion of an item in the DCA Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. No representation or warranty of DCA contained in this ARTICLE V shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this ARTICLE V has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty. The numbers set forth on the DCA Disclosure Schedules correspond to the particular Section number contained in the Agreement. Information or disclosure provided with reference to one Section may also be responsive to information or disclosure responsive to another Section. Therefore, if the information or disclosure set forth in one Section can be reasonably determined to apply to information or disclosure in another Section, such information or disclosure shall constitute disclosure for all applicable Sections. DCA agrees that with respect to its representations and warranties, DCA shall have the right to supplement and amend the DCA Disclosure Schedules with respect to any events occurring after the date of this Agreement and prior to the Effective Time which such new event or information, when scheduled, shall not constitute a breach hereof. In the event any such supplement or amendment discloses new events that are reasonably likely to have a Material Adverse Effect on DCA or on ParentCo, GDSC shall have the right to terminate the Agreement pursuant to
SECTION 11.1(g).

    Subject to the preceding paragraph and except as Previously Disclosed in a paragraph of the DCA Disclosure Schedules corresponding to the relevant paragraph below, DCA hereby represents and warrants to GDSC:

    5.1. ORGANIZATION, STANDING AND AUTHORITY. DCA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DCA is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The DCA Board has received the written opinion of Raymond James & Associates, Inc. to the effect that as of the date hereof the DCA Exchange Ratio is fair to the holders of DCA Common Stock from a financial point of view.

    5.2.  SUBSIDIARIES.

    (a) (i) DCA has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (ii) DCA owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (iii) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (v) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, and (vi) all the equity securities of each Subsidiary held by DCA or its Subsidiaries are fully paid and nonassessable and are owned by DCA or its Subsidiaries free and clear of any Liens.

    (b) DCA does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

    (c) Each of DCA's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

    5.3. DCA COMMON STOCK. As of the date hereof, the authorized capital stock of DCA consists solely of 50,000,000 shares of DCA Common Stock of which 7,031,066 are issued and outstanding and 5,000,000 shares of DCA Preferred Stock of which none are issued and outstanding. As of the date hereof, no shares of DCA Common Stock were held in treasury by DCA or otherwise beneficially owned by DCA or its Subsidiaries. The outstanding shares of DCA Common Stock or DCA Preferred Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, subject to no preemptive rights and were not issued in violation of any preemptive rights. As of the date hereof, there are 613,014 shares of DCA Common Stock authorized and reserved for issuance pursuant to outstanding options and warrants to purchase shares of DCA Common Stock, DCA does not have any other Rights issued or outstanding with respect to its capital stock, and DCA does not have any commitment to authorize, issue or sell any other shares of its capital stock or any other Rights.

    5.4. CORPORATE POWER. DCA and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and DCA has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

    5.5. CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of DCA Common Stock entitled to vote thereon (which is the only stockholder vote required thereon), this Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of DCA and the DCA Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of DCA, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    5.6.  CONSENTS AND APPROVALS; NO DEFAULTS.

    (a) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by DCA or any of its Subsidiaries in connection with the execution, delivery or performance by DCA of this Agreement or to consummate the Merger except for (i) filings of applications, registrations, statements, reports or notices with Regulatory Agencies, (ii) the approval of this Agreement by the stockholders of DCA, and (iii) the filing of an agreement of merger with the Delaware Secretary pursuant to the DGCL. As of the date hereof, DCA is not aware of any reason why the approvals set forth in SECTION 11.1(d) will not be received without the imposition of a condition, restriction or requirement of the type described in SECTION 11.1(d).

    (b) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of DCA or of any of its Subsidiaries or to which DCA or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, the DCA Certificate of Incorporation or the DCA Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

    5.7.  FINANCIAL REPORTS AND REGULATORY DOCUMENTS.

    (a) The balance sheet of DCA as of December 31, 1997, and the related statements of income, cash flow and changes in financial position of DCA for the year then ended, audited by PricewaterhouseCoopers, the unaudited balance sheet as of June 30, 1998, and the related unaudited statements of income, cash flows and changes in financial position of DCA for quarters ended March 31, 1998, and June 30, 1998, fairly present the financial position of DCA as of such dates and the results of the operations of DCA for the periods then ended, all in accordance with GAAP consistently applied.

    (b) DCA has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since November 4, 1997, the date of DCA's initial public offering, with the Regulatory Agencies, and all other material reports and statements required to be filed by it with any Governmental Authority since December 31, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of Delaware, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Governmental Authority with which they were filed. The DCA SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such DCA SEC Reports or necessary in order to make the statements in such DCA SEC Reports, in light of the circumstances under which they were made, not misleading. None of DCA Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (c) Since December 31, 1997, DCA and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

    (d) Since December 31, 1997, (i) DCA and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this ARTICLE V or otherwise), is reasonably likely to have a Material Adverse Effect with respect to DCA.

    5.8. LEGAL PROCEEDINGS. No litigation, claim or other proceeding before any court or Governmental Authority is pending against DCA or any of its Subsidiaries and, to DCA's knowledge, no such litigation, claim or other proceeding has been threatened.

    5.9.  REGULATORY MATTERS.

    (a) Neither DCA nor any of its Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Authority.

    (b) Neither DCA nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar action.

    5.10.  COMPLIANCE WITH LAWS.

    (a) DCA and each of its Subsidiaries:

        (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

        (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to DCA's knowledge, no suspension or cancellation of any of them is threatened; and

       (iii) has not received, since December 31, 1997, any notification or communication from any Governmental Authority (a) asserting that DCA or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (b) threatening to revoke any license, franchise, permit or governmental authorization (nor, to DCA's knowledge, do any grounds for any of the foregoing exist).

    (b) The terms and conditions set forth in the management agreements between DCA or its Subsidiaries and the dental practices managed by such entities comply in all material respects with applicable laws, rules, regulations and other applicable authorities relating to such agreements, including but not limited to laws, rules, regulations and other applicable authorities relating to the corporate practice of dentistry, fee-splitting, kickbacks and patient brokering and those relating to such practices.

    5.11. MATERIAL CONTRACTS; DEFAULTS. Neither DCA nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of SEC Regulation S-K, or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries that has not been filed with or incorporated by reference in reports filed under either the Securities Act or the Exchange Act. Neither DCA nor any of its Subsidiaries is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other material instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

    5.12. NO BROKERS. Except for commissions, fees and other like payments due to Raymond James & Associates, Inc., no action has been taken by DCA that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

    5.13.  EMPLOYEE BENEFIT PLANS.

    (a) All benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of DCA and its Subsidiaries (collectively, the "DCA EMPLOYEES") and current or former directors of DCA, including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (collectively, the "DCA BENEFIT PLANS"), are Previously Disclosed. True and complete copies of all DCA Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any DCA Benefit Plans, and all amendments thereto have been provided or made available to the other parties hereto.

    (b) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering DCA Employees (the "DCA PLANS"), have been administered in all material respects in compliance with their terms and with all applicable laws, [to the extent subject to ERISA], including without limitation, ERISA and the Code. DCA is not a party to any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("DCA PENSION PLAN") and which is a defined benefit plan as defined in Section 3(35) of ERISA. With respect to the employee benefit plan intended to qualify under Section 401 of the Code, a request for a determination letter from the Internal Revenue Service will be timely applied for to the effect that such plan is, and each such plan in fact is, or may be timely amended to be, qualified and exempt from federal income taxes. There is no pending or, to the knowledge of DCA, threatened litigation relating to any DCA Plan. There are no audits, inquiries, reviews, proceedings, claims or demands pending with any governmental or regulatory agency, and there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review or proceeding. Neither DCA nor any of its Subsidiaries has engaged in a transaction with respect to any DCA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject DCA or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA.

    (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by DCA or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with DCA under Section 4001 of ERISA or Section 414 of the Code (a "DCA ERISA AFFILIATE"). Neither DCA, any of its Subsidiaries nor an ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of Section 3(37) of

ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any DCA Pension Plan or by any DCA ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

    (d) All contributions required to be made under the terms of any DCA Plan have been timely made or have been reflected on the consolidated financial statements of DCA included in the Regulatory Documents. Neither any DCA Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither DCA nor any of its Subsidiaries has provided, or is required to provide, security to any DCA Pension Plan or to any single-employer plan of a DCA ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

    (e) Under each DCA Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the DCA Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such DCA Plan, and there has been no material change in the financial condition of such DCA Plan since the last day of the most recent plan year.

    (f) Neither DCA nor any of its Subsidiaries has any obligations for retiree health and life benefits under any DCA Benefit Plan. DCA or its Subsidiaries may amend or terminate any such DCA Benefit Plan at any time without incurring any liability thereunder.

    (g) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of DCA or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the DCA Benefit Plans or (z) result in any breach or violation of, or a default under, any of the DCA Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement, neither DCA nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

    5.14. LABOR MATTERS. Neither DCA nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is DCA or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel DCA or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to DCA's knowledge, threatened, nor is DCA aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

    5.15. YEAR 2000 COMPLIANCE. Except as Previously Disclosed, (i) the computer software and related hardware of DCA and its Subsidiaries (the "DCA COMPUTER SYSTEM") used for the storage and processing of data are or will be prior to the year 2000 Year 2000 Compliant; (ii) to the actual knowledge of DCA, all of the suppliers, customers and third party providers of DCA are, or will be prior to year 2000, Year 2000 Compliant; and (iii) DCA is taking or has taken, all commercially reasonable and appropriate action to address and remedy any deficiencies in the DCA Computer System which would keep it from becoming Year 2000 Compliant.

    5.16.  ENVIRONMENTAL MATTERS.

    (a) DCA and each of its Subsidiaries has complied at all times with applicable Environmental Laws; (i) no real property (including buildings or other structures) currently or formerly owned, leased or operated by DCA or any of its Subsidiaries, has been contaminated with, or has had any release of, any Hazardous Substance; (ii) neither DCA nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) neither DCA nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (iv) neither DCA nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law;
(v) to the best of DCA's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving DCA or any of its Subsidiaries, any currently or formerly owned or operated property, that could reasonably be expected to result in any claims, liability or investigations against DCA or any of its Subsidiaries or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (vi) DCA has delivered to GDSC copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to DCA and any Subsidiary of DCA, any currently or formerly owned, leased or operated property.

    5.17.  TAX MATTERS.

    (a)(i)All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to DCA and its Subsidiaries have been duly filed, (ii) all Taxes due have been paid in full,
(iii) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (iv) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of DCA or its Subsidiaries. DCA has made available to GDSC true and correct copies of the United States federal income Tax Returns filed by DCA and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1997. Neither DCA nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by DCA's Regulatory Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in DCA's Regulatory Documents filed on or prior to the date hereof. Neither DCA nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group the common parent of which is or was DCA) or otherwise has any liability for the Taxes of any person (other than DCA and its Subsidiaries). As of the date hereof, neither DCA nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as reorganizations within the meaning of Section 368 of the Code or
Section 351 of the Code.

    (b) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

    5.18. BOOKS AND RECORDS. The books and records of DCA and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of DCA and its Subsidiaries.

    5.19. INSURANCE. DCA has Previously Disclosed all of the insurance policies, binders, or bonds maintained by DCA or its Subsidiaries ("INSURANCE POLICIES"). DCA and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of DCA reasonably has determined to be prudent for its business, operations, properties and assets. All the Insurance Policies are in full force and effect; DCA and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

    5.20. ACCOUNTING TREATMENT. As of the date hereof, DCA is not aware of any reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

    5.21. ASSETS. DCA and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of DCA or its Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with DCA's and its Subsidiaries' past practices. All Assets which are material to DCA's business on a consolidated basis and held under leases or subleases by DCA or any of its Subsidiaries are held under valid contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such contract is in full force and effect. The Assets of DCA and its Subsidiaries include all assets required to operate the business of DCA and its Subsidiaries as presently conducted.

    5.22. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by DCA or any of its Subsidiaries for inclusion in the Registration Statement to be filed by ParentCo with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by DCA or any of its Subsidiaries for inclusion in the Proxy Statement to be mailed to DCA's or GDSC's stockholders in connection with the DCA Meeting or the GDSC Meeting and any other Governmental Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to GDSC's or DCA's stockholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the DCA Meeting or the GDSC Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the DCA Meeting or the GDSC Meeting. All documents that DCA or any Subsidiary thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

    5.23. ACCOUNTING, TAX AND REGULATORY. Neither DCA nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated (i) hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as reorganizations within the meaning of Section 368(a) of the Code (in which ParentCo, GDSC Merger Sub, DCA Merger Sub, GDSC and DCA is each a party to the reorganization within the meaning of Section 368(b) of the Code) or (ii) a transfer to a controlled corporation qualifying under Section 351 of the Code, or (b) materially impede or delay receipt of any consents of Governmental Authority referred to in
SECTION 5.6(a) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

    5.24. NO UNDISCLOSED LIABILITIES. Except as set forth in the financial statements filed in connection with the DCA SEC Reports or Previously Disclosed, DCA does not have any material liability or obligation accrued, contingent or otherwise.

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF PARENTCO,
                       GDSC MERGER SUB AND DCA MERGER SUB

    ParentCo, GDSC Merger Sub and DCA Merger Sub hereby represent and warrant to GDSC and DCA as follows:

    6.1. ORGANIZATION, STANDING AND AUTHORITY OF PARENTCO. ParentCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ParentCo is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

    6.2. PARENTCO CAPITAL STOCK. As of the date hereof, the authorized capital stock of ParentCo consists solely of 50,000,000 shares of ParentCo Common Stock and 30,000,000 of ParentCo Preferred Stock, of which none are issued and outstanding, respectively. As of the date hereof, no shares of ParentCo common stock were held in treasury by ParentCo or otherwise beneficially owned by ParentCo.

    6.3. PARENTCO CORPORATE POWER. ParentCo has the corporate power and authority to carry on its business as is now being conducted and to own all its properties and assets; and ParentCo has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

    6.4. PARENTCO CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of ParentCo and the ParentCo Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of ParentCo, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    6.5. ORGANIZATION, STANDING AND AUTHORITY OF GDSC MERGER SUB. GDSC Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GDSC Merger Sub is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

    6.6. GDSC MERGER SUB CAPITAL STOCK. As of the date hereof, the authorized capital stock of GSDC Sub consists solely of 100 shares of GDSC Merger Sub Common Stock, 100 of which are issued and outstanding. As of the date hereof, no shares of GSDC Sub Common Stock were held in treasury by GDSC Merger Sub or otherwise beneficially owned by GDSC Merger Sub.

    6.7. GDSC MERGER SUB CORPORATE POWER. GDSC Merger Sub has the corporate power and authority to carry on its business as is now being conducted and to own all its properties and assets; and GDSC Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

    6.8. GDSC MERGER SUB CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of GDSC Merger Sub and the GDSC Merger Sub Board of Directors on or prior to the date hereof. This Agreement is a valid and legally binding obligation of ParentCo, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    6.9. ORGANIZATION, STANDING AND AUTHORITY OF DCA MERGER SUB. DCA Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DCA Merger Sub is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

    6.10. DCA MERGER SUB COMMON STOCK. As of the date hereof, the authorized capital stock of DCA Merger Sub consists solely of 100 shares of DCA Merger Sub Common Stock, 100 of which are issued and outstanding. As of the date hereof, no shares of DCA Merger Sub Common Stock were held in treasury by DCA Merger Sub or otherwise beneficially owned by DCA Merger Sub.

    6.11. DCA MERGER SUB CORPORATE POWER. DCA Merger Sub has the corporate power and authority to carry on its business as is now being conducted and to own all its properties and assets; and DCA Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

    6.12. DCA MERGER SUB CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of DCA Merger Sub and the DCA Merger Sub Board of Directors on or prior to the date hereof. This Agreement is a valid and legally binding obligation of ParentCo, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    6.13. CONTINUITY OF BUSINESS ENTERPRISE. ParentCo will cause each of GDSC and DCA to continue at least one significant historic business line, or to use at least a significant portion of its historic business assets in a business, in each case within the meaning of Treasury regulation section 1.368-1(d).

                                  ARTICLE VII
                              CONDUCT OF BUSINESS

    7.1. FORBEARANCES OF GDSC AND DCA. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of GDSC or DCA, as the case may be, each of GDSC and DCA will not, and will cause each of its Subsidiaries not to:

        (a) ORDINARY COURSE. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of it or any of its Subsidiaries to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on it or its Subsidiaries, taken as a whole.

        (b) CAPITAL STOCK. Except for Previously Disclosed contractual obligations, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of GDSC Common Stock or GDSC Preferred Stock or DCA Common Stock or any Rights or enter into any agreement with respect to the foregoing.

        (c) DIVIDENDS, ETC. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of GDSC Common Stock or GDSC Preferred Stock or DCA Common Stock, directly or indirectly, adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

        (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of it or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) for grants of awards to newly hired employees consistent with past practice.

        (e) BENEFIT PLANS. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of it or its Subsidiaries, or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder.

        (f) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

        (g) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

        (h) CAPITAL EXPENDITURES. Except as Previously Disclosed, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

        (i) GOVERNING DOCUMENTS. Amend its articles or certificate of incorporation, its by-laws or the articles of incorporation or by-laws (or similar governing documents) of any of its Subsidiaries.

        (j) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

        (k) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in SECTION 4.11) or amend or modify in any material respect any of its existing material contracts.

        (l) CLAIMS. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to it and its Subsidiaries, taken as a whole.

        (m) ADVERSE ACTIONS. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (A) for "pooling-of-interests" accounting treatment or (B) either as (I) reorganizations within the meaning of Section 368 of the Code (in which ParentCo, GDSC Merger Sub, DCA Merger Sub, GDSC and DCA is each a party to the reorganization within the meaning of Section 368(b) of the
    Code) or (II) as a transfer to a controlled corporation qualifying under
    Section 351 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in ARTICLE VII not being satisfied including, but not limited to, any action which would reasonably be expected to adversely affect or delay the ability of ParentCo, GDSC Merger Sub, DCA Merger Sub, GDSC or DCA to obtain any necessary approvals, consents or waivers of any Regulatory Agencies required for the transactions contemplated by this Agreement or (C) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

        (n) INDEBTEDNESS. Except as Previously Disclosed, incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

        (o)  COMMITMENTS.  Agree or commit to do any of the foregoing.

                                  ARTICLE VIII
                              ADDITIONAL COVENANTS

    8.1. REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of ParentCo, GDSC Merger Sub, DCA Merger Sub, GDSC and DCA agrees to cooperate with the other parties hereto and to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

    8.2. STOCKHOLDER APPROVAL. Each of GDSC and DCA agrees to take, in accordance with applicable law and its respective articles or certificate of incorporation and its bylaws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by GDSC's and DCA's stockholders for consummation of the Merger (including any adjournment or postponement, the "GDSC MEETING" and the "DCA MEETING", respectively), in each case as promptly as practicable after the Registration Statement is declared effective. Except to the extent legally required for the discharge by the GDSC Board and the DCA Board of its fiduciary duties as advised by counsel to the GDSC Board and the DCA Board, the GDSC Board and the DCA Board shall recommend such approval, and GDSC and DCA, respectively, shall take all reasonable, lawful action to solicit such approval by its stockholders.

    8.3.  REGISTRATION STATEMENT.

    (a) ParentCo agrees to prepare a registration statement on Form S-4 or other applicable form (the "REGISTRATION STATEMENT") to be filed by ParentCo with the SEC in connection with the issuance of ParentCo Common Stock in the Merger, including the prospectus and other proxy solicitation materials of GDSC and DCA constituting a part thereof (the "PROXY STATEMENT") and all related documents. Each of GDSC and DCA shall have the right to review such Registration Statement and agrees to cooperate, and to cause its Subsidiaries to cooperate in preparation of the Registration Statement and the Proxy Statement. Each of GDSC and DCA agrees to file the Proxy Statement in preliminary form with such of the Regulatory Authorities as may be required as soon as reasonably practicable, and ParentCo agrees to file the Registration Statement with the SEC as soon as reasonably practicable. Each of ParentCo, GDSC and DCA agrees to use all reasonable efforts to cause the Registration Statement and any required amendments or supplements thereto to be declared effective under the Securities Act and distributed to GDSC's and DCA's stockholders as promptly as reasonably practicable after filing thereof. Each of GDSC and DCA agrees to furnish to ParentCo all information concerning GDSC, DCA and their respective Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

    (b) Each of GDSC and DCA agrees, as to itself and its Subsidiaries, that the information supplied or to be supplied by then for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the GDSC Meeting or the DCA Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which such statement is made, necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of GDSC and DCA further agrees, that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, in light of the circumstances under which such statement is made, promptly to inform the other party thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

    (c) ParentCo agrees to advise both GDSC and DCA, promptly after ParentCo receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of ParentCo Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

    8.4. PRESS RELEASES. Each of ParentCo, GDSC and DCA agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

    8.5.  ACCESS; INFORMATION.

    (a) Each of ParentCo, GDSC and DCA agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the requesting party may reasonably request and, during such period, the providing party shall furnish promptly to the requesting party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of it as the requesting party may reasonably request.

    (b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this SECTION 8.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
SECTION 8.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information
(i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party, or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party. No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

    8.6. ACQUISITION PROPOSALS. Each of GDSC and DCA agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, except to the extent legally required for the discharge by either the GDSC Board or the DCA Board, as the case may be, of its fiduciary duties as advised by counsel to either the GDSC Board or the DCA Board. Each of GDSC and DCA shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than ParentCo with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Each of GDSC and DCA shall promptly (within 24 hours) advise one another following the receipt by either GDSC or DCA of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise one another of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

    8.7.  AFFILIATE AGREEMENTS.

    (a) Not later than the 30th day following the date of this Agreement, each of GDSC and DCA shall deliver to ParentCo a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the GDSC Meeting or the DCA Meeting, deemed to be an "affiliate" of GDSC or DCA (each, a "GDSC AFFILIATE" or "DCA AFFILIATE") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

    (b) Each of GDSC and DCA shall use its reasonable best efforts to cause each person who may be deemed to be either a GDSC Affiliate or a DCA Affiliate to execute and deliver to ParentCo on or before the date of mailing of the Proxy Statement an Affiliate Representation Letter in the form attached hereto as EXHIBIT B.

    8.8. NASDAQ LISTING. ParentCo agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq, subject to official notice of issuance, the shares of ParentCo Common Stock to be issued to the holders of GDSC Common Stock and DCA Common Stock in the Merger.

    8.9.  REGULATORY APPLICATIONS.

    (a) Each of GDSC and DCA and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of GDSC and DCA shall use their reasonable best efforts to make all appropriate filings with the Regulatory Authorities. Each of GDSC and DCA shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

    (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

    8.10. BENEFIT PLAN. ParentCo shall, from and after the Effective Time, (i) provide former employees of both GDSC and DCA who remain as employees of ParentCo or any of its Subsidiaries with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of ParentCo or its Subsidiaries, including, but not limited to, allowing such employees to participate in ParentCo's stock option plan in accordance with the policies of ParentCo with respect to such stock option plan, and (ii) with respect to former employees of GDSC or DCA who remain as employees of ParentCo or any of its Subsidiaries, cause each employee benefit plan of ParentCo or its Subsidiaries in which such employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with GDSC or DCA (as applicable) as if such service were with ParentCo or its Subsidiaries, to the same extent such service was credited under a comparable plan of GDSC or DCA (as applicable). ParentCo agrees that all accrued bonuses for 1998 will be paid to former employees of GDSC or DCA (as applicable) in accordance with GDSC's or DCA's past practices. Notwithstanding the foregoing, both GDSC and DCA consent and covenant that from and after the Effective Date, GDSC's and DCA's Benefit Plans (as applicable) will be governed, managed and/or terminated by ParentCo, all within ParentCo's sole discretion.

    8.11. ACCOUNTANTS' LETTERS. Each of GDSC and DCA shall use its reasonable best efforts to cause to be delivered to the other party, and to ParentCo's directors and officers who sign the Registration Statement, a letter of their respective independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

    8.12. NOTIFICATION OF CERTAIN MATTERS. Each of GDSC and DCA shall give prompt notice to the other of any fact, event or circumstance known to it that
(i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

    8.13. STOCKHOLDER AGREEMENTS. At least fifty percent (50%) of certain directors and certain officers who are stockholders of GDSC and DCA, respectively, in their capacities as stockholders, have executed and delivered to ParentCo the Stockholder Agreements, committing such persons, among other things, (i) to vote their shares of GDSC Common Stock and DCA Common Stock in favor of the Agreement at the GDSC Meeting or the DCA Meeting and (ii) to certain representations concerning the ownership of GDSC Common Stock, GDSC Preferred Stock or DCA Common Stock.

    8.14. PARENTCO CAPITALIZATION; RESERVATION OF SHARES. The certificate of incorporation of ParentCo shall be amended and restated prior to the Effective Time in order to state the rights, preferences and privileges of ParentCo Preferred Stock which will be substantially similar to the rights, preferences and privileges of the GDSC Preferred Stock. ParentCo shall at all times from and after the date of this Agreement maintain a sufficient number of duly authorized, unissued and reserved shares of ParentCo Common Stock necessary to permit ParentCo to satisfy its obligations under this Agreement.

    8.15.  STOCK PLANS.

    (a) As soon as practicable after the Effective Time, ParentCo shall deliver to the participants in the GDSC Stock Plan and the DCA Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to the GDSC Stock Plan and the DCA Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by SECTION
2.6 after giving effect to the Merger), and ParentCo shall comply with the terms of the GDSC Stock Plan and the DCA Stock Plan to ensure, to the extent required by, and subject to the provisions of, the GDSC Stock Plan and the DCA Stock Plan, that GDSC Stock Options and DCA Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Date.

    (b) ParentCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of ParentCo Common Stock for delivery under each GDSC Stock Plan and the DCA Stock Plan assumed in accordance with
SECTION 2.6. As soon as practicable after the Effective Time, ParentCo shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of GDSC Common Stock or DCA Common Stock subject to such options (if any) and shall use its best efforts to maintain the

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effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, ParentCo shall administer the GDSC Stock Plan and the DCA Stock Plan assumed pursuant to
SECTION 2.6 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the GDSC Stock Plan and the DCA Stock Plan complied with such rule prior to the Merger.

    8.16. OFFICE LOCATIONS. Upon consummation of the Merger, the main corporate office of ParentCo shall be the current corporate offices of GDSC located in El Segundo, California. The east coast regional office shall be the current corporate offices of DCA located in Sarasota, Florida. The west coast regional office shall be located in Vancouver, Washington.

    8.17. TRANSFER OF GDSC SUBORDINATED NOTES. The parties agree that GDSC shall transfer the 7% Convertible Subordinated Notes issued by GDSC (and the related covenants contained in the Securities Purchase Agreement) and such notes and related covenants shall be assumed by ParentCo as of the Effective Time.

                                   ARTICLE IX
               CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

    9.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of GDSC and DCA to consummate the Merger is subject to the fulfillment or written waiver by GDSC and DCA prior to the Effective Time of each of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been duly adopted by the requisite vote of the stockholders of GDSC and DCA.

        (b) REGULATORY APPROVALS. All regulatory approvals or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or waivers shall contain any conditions, restrictions or requirements which either the GDSC Board or DCA Board, respectively, reasonably determines would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporations and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that either GDSC or DCA, respectively, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

        (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

        (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of ParentCo Common Stock to be issued in the Merger shall have been received and be in full force and effect.

        (f) LISTING. The shares of ParentCo Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

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
        (g) EMPLOYMENT AND OTHER AGREEMENTS. As of the Effective Time, the employment agreements of those certain officers of GDSC and DCA as set forth on SCHEDULE 9.1(g) shall have been terminated and new employment agreements shall be entered into between ParentCo and such officers in a form mutually agreed to by GDSC and DCA; provided, however, the employment agreement for Steven R. Matzkin and certain other agreements shall contain provisions substantially similar to the applicable provisions of the Memorandum of Terms dated October 15, 1998, attached hereto and incorporated herein by this reference as EXHIBIT C.

        (h) POOLING-OF-INTERESTS. GDSC and DCA shall each have received a letter from their respective independent accountants (KPMG Peat Marwick LLP and PricewaterhouseCoopers LLP, respectively) addressed to GDSC and DCA, as the case may be, to the effect that the Merger will qualify for "pooling-of-interest" accounting treatments.

        (i) THIRD PARTY CONSENTS. GDSC shall have received all requisite consents to the transactions contemplated by the Merger and/or waivers to certain redemption or conversion rights, or conversion price or redemption price adjustments or change in control rights or acceleration rights, reasonably satisfactory to GDSC and DCA, of (i) The Chase Manhattan Bank, as syndication agent pursuant to the GDSC Credit Facility and (ii) the Purchasers (as that term is defined in the Securities Purchase Agreement) pursuant to the Securities Purchase Agreement and the Convertible Subordinated Note. With respect to DCA's credit facility with NationsBank, either (I) NationsBank shall consent to the transactions contemplated by the Merger or (II) ParentCo or any of its Subsidiaries shall pay down the outstanding balance of such credit facility as of the Effective Time.

    9.2. CONDITIONS TO OBLIGATION OF GDSC. The obligation of GDSC to consummate the Merger is also subject to the fulfillment or written waiver by GDSC prior to the Effective Time of each of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ParentCo, GDSC Merger Sub, DCA Merger Sub and DCA set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and GDSC shall have received a certificate, dated the Effective Date, signed on behalf of each such party's Chief Executive Officer and the Chief Financial Officer to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF PARENTCO, GDSC MERGER SUB, DCA MERGER SUB AND DCA. ParentCo, GDSC Merger Sub, DCA Merger Sub and DCA shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Effective Time, and GDSC shall have received a certificate, dated the Effective Date, signed on behalf of each such party's Chief Executive Officer and the Chief Financial Officer to such effect.

        (c) TAX OPINION. GDSC shall have received an opinion of McDermott, Will & Emery, dated the Effective Date, in a form mutually acceptable to the parties and their counsel, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes (A) a "reorganization" within the meaning of Section 368 of the Code and ParentCo, GDSC Merger Sub and GDSC will each be a party to the reorganization within the meaning of Section 368(b) of the Code or (B) a transfer to a controlled corporation qualifying under Section 351 of the Code and (ii) no gain or loss will be recognized by stockholders of GDSC who receive shares of ParentCo Common Stock in exchange for shares of GDSC Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, McDermott, Will & Emery may require and rely upon representations contained in letters from GDSC, DCA and ParentCo, and stockholders of GDSC and DCA in a form mutually acceptable to the parties and their counsel.

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
        (d) LEGAL OPINION. Counsel to DCA shall have delivered to GDSC their opinion, dated as of the Effective Date, in a form mutually acceptable to the parties and their counsel.

        (e) ACCOUNTANTS' LETTERS. GDSC shall have received the letters referred to in SECTION 8.11 from ParentCo's independent auditors.

        (f) DIRECTORS. ParentCo, GDSC Merger Sub and DCA Merger Sub shall have adopted all resolutions necessary and sufficient to effectuate the appointment of directors set forth in SECTION 1.1(c) attached hereto effective as of the Effective Time.

        (g) POOLING LETTERS. GDSC shall have received (i) letters, dated as of the date of the filing of the Registration Statement with the SEC and as of the Effective Time, in form and substance reasonably acceptable to GDSC, from KPMG Peat Marwick, LLP, to the effect that the Merger will qualify for pooling-of-interests accounting treatment, and (ii) letters, dated as of a date not later than ten days after the date of this Agreement, as of the date of the filing of the Registration Statement with the SEC and as of the Effective Time, in form and substance reasonably acceptable to GDSC, from KPMG Peat Marwick to the effect that such firm is not aware of any matters relating to GDSC, DCA or any of their respective Subsidiaries which would preclude the Merger from qualifying for pooling-of-interests accounting treatment.

        (h) NO MATERIAL ADVERSE EFFECT. No fact, event or circumstance shall have occurred or become known to GDSC after the date hereof that alone, or together with all other facts, events or circumstances has had or is reasonably likely to have a Material Adverse Effect on DCA.

        (i) ANALYST EXPECTATIONS. DCA shall have achieved the analyst financial expectations for the quarter ended September 30, 1998 set forth on
    SCHEDULE 9.2(i).

        (j) CLOSING DELIVERIES. GDSC shall have received the DCA Disclosure Schedules, documents, certificates and other agreements, duly executed and delivered in a form reasonably satisfactory to GDSC as set forth in SECTION 10.2.

    9.3. CONDITIONS TO OBLIGATION OF DCA. The obligation of DCA to consummate the Merger is also subject to the fulfillment or written waiver by DCA prior to the Effective Time of each of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ParentCo, GDSC Merger Sub, DCA Merger Sub and GDSC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and DCA shall have received a certificate, dated the Effective Date, signed on behalf of each such party's Chief Executive Officer and the Chief Financial Officer to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF PARENTCO, GDSC MERGER SUB, DCA MERGER SUB AND GDSC. ParentCo, GDSC Merger Sub, DCA Merger Sub and GDSC shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Effective Time, and DCA shall have received a certificate, dated the Effective Date, signed on behalf of each such party's Chief Executive Officer and the Chief Financial Officer to such effect.

        (c) TAX OPINION. DCA shall have received an opinion of McDermott, Will & Emery, dated the Effective Date, in a form mutually acceptable to the parties and their counsel, to the effect that, (A) on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and ParentCo, GDSC Merger Sub and GDSC will each be a party to the reorganization within the meaning of Section 368(b) of the Code or (B) a transfer to a controlled corporation qualifying under Section 351 of the Code and (ii) no gain or loss will be recognized by stockholders of DCA who receive shares of

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
    ParentCo Common Stock in exchange for shares of DCA Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, McDermott, Will & Emery may require and rely upon representations contained in letters from GDSC, DCA and ParentCo, and stockholders of GDSC and DCA in a form mutually acceptable to the parties and their counsel.

        (d) LEGAL OPINION. Counsel to GDSC shall have delivered to DCA their opinion, dated as of the Effective Date, in a form mutually acceptable to the parties and their counsel.

        (e) ACCOUNTANTS' LETTERS. DCA shall have received the letters referred to in SECTION 8.11 from ParentCo's independent auditors.

        (f) DIRECTORS. ParentCo, GDSC Merger Sub and DCA Merger Sub shall have adopted all resolutions necessary and sufficient to effectuate the appointment of directors set forth in SECTION 1.1(c) attached hereto effective as of the Effective Time.

        (g) POOLING LETTERS. DCA shall have received (i) letters, dated as of the date of the filing of the Registration Statement with the SEC and as of the Effective Time, in form and substance reasonably acceptable to DCA, from PricewaterhouseCoopers LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment, and (ii) letters, dated as of a date not later than ten days after the date of this Agreement, as of the date of the filing of the Registration Statement with the SEC and as of the Effective Time, in form and substance reasonably acceptable to DCA, from PricewaterhouseCoopers LLP to the effect that such firm is not aware of any matters relating to GDSC, DCA or any of their respective Subsidiaries which would preclude the Merger from qualifying for pooling-of-interests accounting treatment.

        (h) NO MATERIAL ADVERSE EFFECT. No fact, event or circumstance shall have occurred or become known to DCA after the date hereof that alone, or together with all other facts, events or circumstances has had or is reasonably likely to have a Material Adverse Effect on GDSC.

        (i) ANALYST EXPECTATIONS. GDSC shall have achieved the analyst financial expectations for the quarter ended September 30, 1998 set forth on
    SCHEDULE 9.3(i).

        (j) CLOSING DELIVERIES. DCA shall have received the GDSC Disclosure Schedules, documents, certificates and other agreements, duly executed and delivered in a form reasonably satisfactory to DCA as set forth in SECTION 10.1.

                                   ARTICLE X
                               CLOSING DELIVERIES

    10.1. DELIVERIES OF GDSC. At or prior to the Effective Time, GDSC shall deliver to DCA the following, all of which shall be in a form reasonably satisfactory to DCA:

        (a) a copy of the resolutions of the Board of Directors of GDSC authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of GDSC as being true and correct copies of the originals thereof subject to no modifications or amendments;

        (b) a certificate of the President of GDSC dated the Closing Date, as to the truth and correctness of the representations and warranties of GDSC contained herein on and as of the Effective Date;

        (c) a certificate of the President of GDSC dated the Closing Date, (i) as to the performance of and compliance in all material respects by GDSC with all covenants contained herein on and as of the Effective Time and (ii) certifying that all conditions precedent required by GDSC to be satisfied shall have been satisfied;

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
        (d) a certificate of the Secretary of GDSC certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

        (e) certificates, dated within ten (10) days prior to the Effective Time, of the Secretary of State of Washington for GDSC establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of Washington;

        (f) certificates, dated within ten (10) days prior to the Effective Date of the states in which GDSC is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

        (g) all authorizations, consents, approvals, permits and licenses required under the Agreement;

        (h) the Agreement executed by GDSC and the final GDSC Disclosure Schedules;

        (i) the Certificates of Merger executed by GDSC necessary to effect the Merger referred to in SECTION 1.1;

        (j) Stockholders' Agreement executed by GDSC stockholders as set forth in SECTION 8.13;

        (k) Affiliate Representation Letters executed by certain GDSC affiliates;

        (l) Employment Agreements executed by each of the individuals set forth on SCHEDULE 9.1(g); and

        (m) such other instrument or instruments of transfer as shall be necessary or appropriate, as DCA or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

    10.2. DELIVERIES OF DCA. At or prior to the Effective Time, DCA shall deliver to GDSC the following, all of which shall be in a form reasonably satisfactory to GDSC:

        (a) a copy of the resolutions of the Board of Directors of DCA authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of DCA as being true and correct copies of the originals thereof subject to no modifications or amendments;

        (b) a certificate of the President of DCA dated the Closing Date, as to the truth and correctness of the representations and warranties of DCA contained herein on and as of the Effective Date;

        (c) a certificate of the President of DCA dated the Closing Date, (i) as to the performance of and compliance in all material respects by DCA with all covenants contained herein on and as of the Effective Time and (ii) certifying that all conditions precedent required by DCA to be satisfied shall have been satisfied;

        (d) a certificate of the Secretary of DCA certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

        (e) certificates, dated within ten (10) days prior to the Effective Time, of the Secretary of State of Delaware for DCA establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of Delaware;

        (f) certificates, dated within ten (10) days prior to the Effective Date of the states in which DCA is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

        (g) all authorizations, consents, approvals, permits and licenses required under the Agreement;

        (h) the Agreement and the final DCA Disclosure Schedules executed by DCA;

        (i) the Certificates of Merger executed by DCA necessary to effect the Merger referred to in SECTION 1.1;

        (j) Stockholders' Agreement executed by DCA stockholders as set forth in
    SECTION 8.13;

        (k) Affiliate Representation Letters executed by certain DCA affiliates;

        (l) Employment Agreements executed by each of the individuals set forth on SCHEDULE 9.1(g); and

        (m) such other instrument or instruments of transfer as shall be necessary or appropriate, as GDSC or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

    10.3. DELIVERIES OF PARENTCO, GDSC MERGER SUB AND DCA MERGER SUB. At or prior to the Effective Time, ParentCo, GDSC Merger Sub and DCA Merger Sub shall deliver to each of GDSC and DCA the following, all of which shall be in a form reasonably satisfactory to each of GDSC and DCA:

        (a) a copy of the resolutions of the Board of Directors of ParentCo, GDSC Merger Sub and DCA Merger Sub authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and consummation of the Merger, each certified by the Secretary of ParentCo, GDSC Merger Sub and DCA Merger Sub as being true and correct copies of the originals thereof subject to no modifications or amendments;

        (b) a certificate of the President of ParentCo, GDSC Merger Sub and DCA Merger Sub dated the Closing Date, as to the truth and correctness of the representations and warranties of ParentCo, GDSC Merger Sub and DCA Merger Sub contained herein on and as of the Effective Date;

        (c) a certificate of the President of ParentCo, GDSC Merger Sub and DCA Merger Sub dated the Closing Date, (i) as to the performance of and compliance in all material respects by ParentCo, GDSC Merger Sub and DCA Merger Sub with all covenants contained herein on and as of the Effective Time and (ii) certifying that all conditions precedent required by ParentCo, GDSC Merger Sub and DCA Merger Sub to be satisfied shall have been satisfied;

        (d) a certificate of the Secretary of ParentCo, GDSC Merger Sub and DCA Merger Sub certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of that corporation;

        (e) certificates, dated within ten (10) days prior to the Effective Time, of the Secretary of State of Delaware for ParentCo, GDSC Merger Sub and DCA Merger Sub establishing that each such corporation is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of Delaware;

        (f) certificates, dated within ten (10) days prior to the Effective Date of the states in which each of ParentCo, GDSC Merger Sub and DCA Merger Sub is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states; and

        (g) such other instrument or instruments of transfer as shall be necessary or appropriate, as GDSC and DCA or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

                                   ARTICLE XI
                                  TERMINATION

    11.1. TERMINATION. Notwithstanding any other provisions of this Agreement, this Agreement may be terminated, and the Merger may be abandoned:

        (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of GDSC and DCA, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

        (b) BREACH. At any time prior to the Effective Time, by GDSC or DCA, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth herein), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

        (c) DELAY. At any time prior to the Effective Time, by either GDSC or DCA, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of GDSC to the detriment of DCA or DCA to the detriment of GDSC, except as permitted hereunder.

        (d) NO APPROVAL. By GDSC or DCA, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or any Governmental Authority issues a final nonappealable order blocking the Merger or (ii) the stockholder approval required by SECTION 11.1(a) herein is not obtained at the GDSC Meeting or the DCA Meeting, respectively.

        (e) FAILURE TO RECOMMEND, ETC. At any time prior to the GDSC Meeting or the DCA Meeting, by either GDSC or DCA if the Board of Directors of the other shall have failed to make its recommendation referred to in SECTION 8.2, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of either GDSC or DCA for any reason other than as a result of a termination of the Agreement allowed pursuant to SECTIONS 11.1(a)-(d) and 11.1(g).

        (f) ACQUISITION PROPOSAL. This Agreement may be terminated by either GDSC or DCA by written notice to the other if either GDSC or DCA (i) receives an Acquisition Proposal, (ii) receives the advice of its outside counsel that to proceed with the Merger will violate the fiduciary duties of its Board of Directors to its stockholders in light of such Acquisition Proposal, and (iii) after receiving such advice, determines to accept such proposal; provided, however, that neither party shall be entitled to terminate this Agreement pursuant to this SECTION 11.1(f) unless it shall have provided the other with written notice of such a possible determination (which written notice will inform the other of the material terms and conditions of the proposal, including the identity of the proponent) not less than two business days prior to such determination.

        (g) DISCLOSURE SCHEDULE AMENDMENT OR SUPPLEMENT. At any time prior to the Effective Time by either GDSC or DCA if its board of Directors so determines by vote of a majority of the members of its entire Board, in the event the other party amends their Disclosure Schedule pursuant to the introductory paragraphs of Articles IV and V, respectively and discloses events that would be reasonably likely to result in a Material Adverse Effect on the other party or ParentCo.

    11.2. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE XI, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in SECTIONS 11.3and 12.1, and (ii) that termination under SECTION 11.1(b) will not relieve a breaching party from liability for any breach of this Agreement giving rise to such termination; provided, however, in no event shall the breaching party pay to the non-breaching party for such a breach an amount greater than the actual out-of-pocket costs and expenses of the non-breaching party in connection with this Agreement.

    11.3. TERMINATION FEE. The parties agree and acknowledge that it is impractical to ascertain the precise amount of damage to either GDSC or DCA as a result of a failure to consummate the Merger and the other transactions contemplated hereby due to a termination of this Agreement by either party pursuant to SECTION 11.1(e) or SECTION 11.1(f) hereof. Accordingly, in the event of such termination pursuant to SECTION 11.1(e) or SECTION 11.1(f) by either GDSC or DCA, such non-terminating party (pursuant to SECTION 11.1(e) hereof) or such terminating party (pursuant to SECTION 11.1(f) hereof) shall pay to such other party the sum of One Million Five Hundred Thousand Dollars ($1,500,000) ("TERMINATION FEE") which amount shall be payable in same date funds no later than five business days after the date of either GDSC's or DCA's request. The Termination Fee shall be the sole and exclusive remedy of GDSC or DCA, as the case may be, for events of termination pursuant to SECTIONS 11.1(e) and (f). Notwithstanding the foregoing, nothing contained in this SECTION 11.3 shall affect either GDSC's or DCA's ability to recover for damages which result from a termination of this Agreement pursuant to SECTION 11.1(b) and SECTION 11.2.

                                  ARTICLE XII
                                 MISCELLANEOUS

    12.1. SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than SECTIONS 1.2, 1.6, 8.10, 8.15, 8.16 and this ARTICLE XII which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than SECTIONS 11.2, 11.3 and this ARTICLE XII which shall survive such termination).

    12.2. WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the GDSC Meeting and the DCA Meeting, this Agreement may not be amended if it would violate either the WBCA or DGCL or reduce the consideration to be received by GDSC or DCA stockholders in the Merger.

    12.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

    12.4. GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable). Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

    12.5. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

    12.6. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to GDSC, to:         Gentle Dental Service Corporation
                        222 North Sepulveda Boulevard, Suite 740
                        El Segundo, California 90245-4340
                        Attention: Michael T. Fiore
                        Facsimile: (310) 765-2459

With a copy to:         McDermott, Will & Emery
                        One Newport Place
                        1301 Dove Street, Suite 500
                        Newport Beach, California 92660
                        Attention: Richard J. Babcock
                        Facsimile: (949) 851-9348

If to DCA, to:          Dental Care Alliance, Inc.
                        1343 Main Street, 7th Floor
                        Sarasota, Florida 34236
                        Attention: Steven R. Matzkin, D.D.S.
                        Facsimile: (941) 365-5839

With a copy to:         Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.
                        1221 Brickell Avenue
                        Miami, Florida 33131
                        Attention:Robert L. Grossman
                        Facsimile: (305) 579-0717

    12.7. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    12.8. INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require GDSC, DCA or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

                                  ARTICLE XIII
                              CERTAIN DEFINITIONS

    13.1. CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

        "ACQUISITION PROPOSAL" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving GDSC or DCA or any of their Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, GDSC or DCA or any of their Subsidiaries, other than the transactions contemplated by this Agreement.

        "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with SECTION 11.2 and the exhibits and schedules attached thereto.

        "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

        "CODE" has the meaning set forth in the recitals.

        "CONVERTIBLE SUBORDINATED NOTES" shall mean the 7% Convertible Subordinated Notes issued by GDSC dated May 15, 1998.

        "DCA" shall have the meaning set forth in the preamble to this Agreement.

        "DCA AFFILIATE" has the meaning set forth in SECTION 8.7(a).

        "DCA ARTICLES" means the Articles of Incorporation of DCA, as amended.

        "DCA BENEFIT PLANS" has the meaning set forth in SECTION 5.13(a).

        "DCA COMMON STOCK" shall mean the $.01 par value common stock of DCA.

        "DCA COMPUTER SYSTEM" has the meaning set forth in SECTION 5.15.

        "DCA DISCLOSURE SCHEDULES" have the meaning set forth in the introductory paragraph of ARTICLE V.

        "DCA EMPLOYEES" has the meaning set forth in SECTION 5.13.

        "DCA ERISA AFFILIATE" has the meaning set forth in SECTION 5.13.

        "DCA EXCHANGE RATIO" has the meaning set forth in SECTION 2.6.

        "DCA INSURANCE POLICIES" has the meaning set forth in SECTION 5.19.

        "DCA MEETING" has the meaning set forth in SECTION 8.2.

        "DCA MERGER SUB COMMON STOCK" shall mean the $.01 par value common stock of DCA.

        "DCA MULTIEMPLOYER PLANS" has the meaning set forth in SECTION 5.13.

        "DCA OPTIONS" has the meaning set forth in SECTION 2.6.

        "DCA PENSION PLAN" has the meaning set forth in SECTION 5.13.

        "DCA PLANS" has the meaning set forth in SECTION 5.13.

        "DCA RIGHTS" has the meaning set forth in SECTION 2.6.

        "DCA SEC REPORTS" shall mean all the forms, reports and documents required to be filed by DCA with the SEC since November 4, 1997.

        "DCA STOCK PLAN" means the Omnibus Executive Incentive Plan and the 1997 Non-Qualified Stock Option Plan of Dental Care Alliance, Inc.

        "DELAWARE SECRETARY" means the Delaware Secretary of State.

        "DGCL" means the Delaware General Corporation Law.

        "DISSENTERS' SHARES" means shares of GDSC Common Stock with respect to which the holder or holders thereof perfect their rights to dissent under Chapter 23B.13 of the WBCA.

        "DISSENTING STOCKHOLDERS" means holders of shares of GDSC Common Stock who perfect their rights to dissent under Chapter 23B.13 of the WBCA.

        "EFFECTIVE DATE" means the date on which the Effective Time occurs.

        "EFFECTIVE TIME" means the effective time of the Merger, as provided for in SECTION 1.3.

        "ENVIRONMENTAL LAW" has the meaning set forth in SECTION 4.16(b).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "EXCHANGE AGENT" has the meaning set forth in SECTION 3.1.

        "EXCHANGE FUND" has the meaning set forth in SECTION 3.1.

        "GAAP" has the meaning set forth in SECTION 4.7(a).

        "GDSC" has the meaning set forth in the preamble to this Agreement.

        "GDSC AFFILIATE" has the meaning set forth in SECTION 8.7(a).

        "GDSC ARTICLES" means the Articles of Incorporation of GDSC, as amended.

        "GDSC BENEFIT PLANS" has the meaning set forth in SECTION 4.13(a).

        "GDSC BOARD" means the Board of Directors of GDSC.

        "GDSC BYLAWS" means the Bylaws of GDSC, as amended.

        "GDSC COMMON STOCK" shall mean the no par value common stock of GDSC.

        "GDSC COMPUTER SYSTEM" has the meaning set forth in SECTION 4.15.

        "GDSC CREDIT FACILITY" means that certain credit facility provided under that certain Credit Agreement dated as of September 30, 1998, by and among GDSC and the Guarantors and Lenders named therein.

        "GDSC DISCLOSURE SCHEDULES" have the meaning set forth in the introductory paragraph of ARTICLE IV.

        "GDSC EMPLOYEES" has the meaning set forth in SECTION 4.13.

        "GDSC ERISA AFFILIATE" has the meaning set forth in SECTION 4.13.

        "GDSC EXCHANGE RATIO" has the meaning set forth in SECTION 2.6.

        "GDSC INSURANCE POLICIES" has the meaning set forth in SECTION 4.19.

        "GDSC MEETING" has the meaning set forth in SECTION 8.2.

        "GDSC MERGER SUB COMMON STOCK" shall mean the $.01 par value common stock of GDSC Merger Sub.

        "GDSC MULTIEMPLOYER PLANS" has the meaning set forth in SECTION 4.13.

        "GDSC OPTIONS" has the meaning set forth in SECTION 2.6.

        "GDSC PENSION PLAN" has the meaning set forth in SECTION 4.13.

        "GDSC PERFORMANCE SHARES" shall have the meaning set forth in SECTION
    4.3.

        "GDSC PLANS" has the meaning set forth in SECTION 4.13.

        "GDSC PREFERRED STOCK" collectively means the GDSC Series A, Series B, Series C and Series D Preferred Stock.

        "GDSC RIGHTS" has the meaning set forth in SECTION 2.6.

        "GDSC SEC REPORTS" means all of the forms, reports and documents required to be filed by GDSC with the SEC since February 13, 1997.

        "GDSC STOCK PLAN" means the 1993 Stock Incentive Plan, as amended; the 1996 Stock Option Plan of GMS Dental Group, Inc. (assumed by GDSC); and the 1996 Performance Stock Option Plan of GMS Dental Group, Inc. (assumed by
    GDSC).

        "GOVERNMENTAL AUTHORITY" means any court, administrative agency, department or commission or other federal, state or local governmental authority or instrumentality, and shall include, without limitation, Regulatory Agencies.

        "HAZARDOUS SUBSTANCE" has the meaning set forth in SECTION 4.16(b).

        "LIENS" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

        "MATERIAL ADVERSE EFFECT" means, with respect to DCA or GDSC, any effect that (i) is material and adverse to the financial position, results of operations or business of DCA and its Subsidiaries taken as a whole or GDSC and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either DCA or GDSC, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

        "MERGER" has the meaning set forth in SECTION 1.1.

        "MERGER CONSIDERATION" has the meaning set forth in SECTION 2.1.

        "NASD" means the National Association of Securities Dealers.

        "NASDAQ" means The Nasdaq Stock Market, Inc.'s National Market.

        "NEW CERTIFICATES" has the meaning set forth in SECTION 3.1.

        "OLD DCA CERTIFICATES" has the meaning set forth in SECTION 3.1.

        "OLD GDSC CERTIFICATES" has the meaning set forth in SECTION 3.1.

        "PARENTCO" has the meaning set forth in the preamble to the Agreement.

        "PARENTCO BOARD" means the Board of Directors of ParentCo.

        "PARENTCO CAPITAL STOCK" means and includes the ParentCo Common Stock and ParentCo Preferred Stock.

        "PARENTCO COMMON STOCK" means the common stock, no par value per share, of ParentCo.

        "PARENTCO MERGER COMMITTEE" shall have the meaning set forth in SECTION 1.2.

        "PARENTCO PREFERRED STOCK" means and includes the ParentCo Series A Preferred Stock, ParentCo Series B Preferred Stock, ParentCo Series C Preferred Stock and ParentCo Series D Preferred Stock.

        "PARENTCO SERIES A PREFERRED STOCK" means the Series A Preferred Stock, no par value per share of ParentCo.

        "PARENTCO SERIES B PREFERRED STOCK" means the Series B Preferred Stock, no par value per share of ParentCo.

        "PARENTCO SERIES C PREFERRED STOCK" means the Series C Preferred Stock, no par value per share of ParentCo.

        "PARENTCO SERIES D PREFERRED STOCK" means the Series D Preferred Stock, no par value per share of ParentCo.

        "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

        "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in either the GDSC Disclosure Schedules or the DCA Disclosure Schedules, as the case may be.

        "PROXY STATEMENT" has the meaning set forth in SECTION 8.3.

        "REGISTRATION STATEMENT" has the meaning set forth in SECTION 8.3.

        "REGULATORY AGENCIES" has the meaning set forth in SECTION 4.6.

        "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

        "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

        "SEC" means the Securities and Exchange Commission.

        "SECURITIES ACT" means the Securities Act of 1933, as amended, and rules and regulations thereunder.

        "SECURITIES PURCHASE AGREEMENT" means that certain Securities Purchase Agreement dated May 12, 1998, by and among GDSC and the purchasers set forth on SCHEDULE 1 to that agreement.

        "STOCKHOLDERS' AGREEMENTS" has the meaning set forth in SECTION 1.5.

        "SUBSIDIARY" has the meaning ascribed to it in Rule 1-02 of Regulation S-X of the SEC; provided, however, each dental practice managed by either GDSC or DCA shall not be a Subsidiary for purposes of this Agreement.

        "SURVIVING CORPORATIONS" has the meaning set forth in SECTION 1.1.

        "TAX" and "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

        "TAX RETURNS" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

        "TREASURY STOCK" shall mean shares of GDSC Common Stock held by GDSC or any of its Subsidiaries or by DCA or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

        "WBCA" means the Washington Business Corporation Act.

        "WASHINGTON SECRETARY" means the Washington Secretary of State.

        "YEAR 2000 COMPLIANT" has the meaning set forth in SECTION 4.15.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                  GENTLE DENTAL SERVICE CORPORATION


                                  By:  /s/ Michael T. Fiore
                                       -----------------------------------
                                  Name:  Michael T. Fiore
                                  Title: President and Chief Executive
                                         Officer

                                  DENTAL CARE ALLIANCE, INC.

                                  By:  /s/ Steven R. Matzkin, D.D.S.
                                       -----------------------------------
                                  Name:  Steven R. Matzkin, D.D.S.
                                  Title: President and Chief Executive
                                         Officer

                                  WISDOM HOLDINGS, INC.

                                  By:  /s/ Michael T. Fiore
                                       -----------------------------------
                                  Name:  Michael T. Fiore
                                  Title: Chief Executive Officer

                                  By:  /s/ Steven R. Matzkin, D.D.S.
                                       -----------------------------------
                                  Name:  Steven R. Matzkin, D.D.S.
                                  Title: President

                                  WISDOM HOLDINGS ACQUISITION CORP. I

                                  By:  /s/ Michael T. Fiore
                                       -----------------------------------
                                  Name:  Michael T. Fiore
                                  Title: Chief Executive Officer

                                  By:  /s/ Steven R. Matzkin, D.D.S.
                                       -----------------------------------
                                  Name:  Steven R. Matzkin, D.D.S.
                                  Title: President

                                  WISDOM HOLDINGS ACQUISITION CORP. II

                                  By:  /s/ Michael T. Fiore
                                       -----------------------------------
                                  Name:  Michael T. Fiore
                                  Title: Chief Executive Officer

                                  By:  /s/ Steven R. Matzkin, D.D.S.
                                       -----------------------------------
                                  Name:  Steven R. Matzkin, D.D.S.
                                  Title: President